U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person:

    Ronald W. Welborn
    11701 South Freeway
    Burleson, Texas  76028

2.   Date of Event Requiring Statement - (Month/Day/Year) January 19, 2000

3. IRS or Social Security Number of Reporting Person (Voluntary):

4. Issuer Name and Ticker or Trading Symbol: Power Exploration, Inc. OTC-Bulletin Board Symbol = PWRX

5. Relationship of Reporting Person to Issuer (Check all applicable):
  _____ Director                    ____X____10% Owner

  _____ Officer(give title below)    ____Other (specify below)

6. If Amendment, Date of Original(Month/Year):

     Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities   3.  Ownership         4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                   Beneficially Owned        Form:  Direct            (Instr. 5)
                                (Instr. 4)              (D) or Indirect (I)
                                                          (Instr. 5)

$.02 par value common stock          400,000                D
$.02 par value common stock          350,000                D
$.02 par value common stock        8,000,000                I                    Beneficiary of Welborn II Family Trust majority
                                                                                 shareholder of Global Universal, Inc. of Delaware



Reminder:   Report on a separate line for each class of securities beneficially
              owned directly or indirectly.                               (Over)
                 (Print or Type Responses)                       SEC 1473 (8-92)


               Table II--Derivative Securities Beneficially Owned (e.g.,puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security 2.  Date Exer-     3.  Title and Amount of Securities 4.Conver-   5. Owner-   6. Nature of Indirect
     (Instr. 4)                     cisable and       Underlying  Derivative Security    sion or    ship Form   Beneficial Ownership
                                    Expiration               (Instr. 4)                  Exercise   of Deriv-       (Instr. 5)
                                       Date                                              Price of    ative
                                  (Month/Day/Year)                                       Deri-      Security:
                                                                                         vative      Direct
                                                                                         Security   (D)  or
                                                                                                    Indirect
                                                                                                      (I)
                                                                                                   Instr. 5)
                                  Date     Expira-                      Amount or
                                  Exer-     tion           Title        Number of
                                  cisable   Date                         Shares



Explanation of Responses:



** Intentional misstatements or omission of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                              /s/ Ronald W. Welborn              Feb/16/2000
                         -----------------------------         ---------------
                        **Signature of Reporting Person             Date

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.
                                                                          Page 2
                                                                 SEC 1473 (8-92)